Exhibit 99.1

For Immediate Release

Contacts:

Media:	Investor Relations:
Candace Steele	Chip Merritt
610-727-6231(office)	610-738-6376 (office)

csteele@cephalon.com

cmerritt@cephalon.com

Cephalon Announces Positive Results From a Phase Two Study

of NUVIGIL in Bipolar Depression

Company Plans to Advance to Phase Three Trials

FRAZER, Pa., March 17, 2009 — Cephalon, Inc. (Nasdaq: CEPH) today announced positive results from a phase two clinical trial of NUVIGIL® (armodafinil) Tablets [C-IV] as adjunctive therapy for treating major depressive disorder in adults with bipolar I disorder.  An estimated two million American adults are affected by bipolar I disorder, which is characterized by fluctuations between extreme highs (manic) and lows (depressed) in mood.  People with bipolar disorders cycle between periods of manic or depressive mood and typically spend more time in the depressed phase of the illness.

The eight-week, double-blind, placebo-controlled study evaluated the efficacy and safety of NUVIGIL (150 mg/day) as an adjunctive therapy to mood stabilizers in 257 patients with bipolar I disorder, who experienced a major depressive episode that was not completely managed by their other treatments.  Patients in the study taking NUVIGIL as adjunctive therapy showed improvement of depressive symptoms (p=0.042) as measured on the primary endpoint — the 30-Item Inventory of Depressive Symptomatology, Clinician-Rated (IDS-C30) scale.  The IDS-C30 scale is an instrument used to evaluate depressive episodes and associated symptoms.  The results of this study will be presented at an upcoming medical meeting.

“We are encouraged that the results of this study point toward the potential utility of NUVIGIL in managing the depressive episodes in bipolar I disorder,” said Dr. Lesley Russell, Executive Vice President and Chief Medical Officer at Cephalon. “We now plan to conduct phase three trials to further evaluate the efficacy and safety of NUVIGIL in this patient population.”

NUVIGIL was generally well-tolerated in the study.  The incidence of mania, hypomania, depression and suicidal ideation were comparable between the NUVIGIL and placebo groups.  There were two serious adverse events of mania in the placebo group but none in the NUVIGIL group.  Other adverse events that occurred more frequently in the NUVIGIL versus the placebo group included restlessness and anxiety.

Cephalon is preparing to launch NUVIGIL, the longer-lasting isomer of modafinil, in the third quarter of 2009.  NUVIGIL is indicated to improve wakefulness in patients with excessive sleepiness associated with treated obstructive sleep apnea (OSA), shift work sleep disorder, also known as shift work disorder (SWD), and narcolepsy.  NUVIGIL is not approved for the treatment of bipolar disorders, depression or their associated symptoms.

The U.S. Food and Drug Administration-approved prescribing information for NUVIGIL, including a bolded warning, is available at www.NUVIGIL.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Key business units are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), TREANDA® (bendamustine hydrochloride) for Injection, FENTORA® (fentanyl buccal tablet) [C-II], PROVIGIL® (modafinil) Tablets [C-IV], TRISENOX® (arsenic trioxide) injection, GABITRIL® (tiagabine hydrochloride), NUVIGIL and ACTIQ® (oral transmucosal fentanyl citrate) (C-II).  The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.